Exhibit 10.1

Annex A—Performance Goal

The Performance Goal used to determine the extent of conversion of the Units in the attached Agreement into Shares will be the ordinal rank of total shareholder return (“TSR”) for the Shares during the Performance Period. The Performance Multiplier will be based on the Company’s TSR performance during the Performance Period relative to a competitor group composed of Baker Hughes, Inc., Halliburton Company and Schlumberger Limited (the “Competitor Group”), or, if any of such entities ceases to be listed on a stock exchange during the Performance Period, then their successor, if any as determined by the Committee.

TSR for the Company and each member of the Competitor Group shall be calculated as follows, where “Beginning Price” is the volume-weighted average price over the last twenty NYSE trading days of 2011 and “Ending Price” is the volume-weighted average price on the last twenty NYSE trading days of the Performance Period, in each case, as applied to the applicable equity security and adjusted, where applicable, for share splits or share dividends, and Cash Dividends means cash dividends with an ex-dividend date during the Performance Period:

TSR = [(Ending Price – Beginning Price) + Cash Dividends]/Beginning Price

If the Company’s TSR for a Performance Period is the highest among the Competitor Group, the Performance Multiplier for such Performance Period shall be 2.25.

If the Company’s TSR for a Performance Period is second among the Competitor Group, the Performance Multiplier for such Performance Period shall be 1.25.

If the Company’s TSR for a Performance Period is third among the Competitor Group, the Performance Multiplier for such Performance Period shall be 0.5.

If the Company’s TSR for a Performance Period is fourth among the Competitor Group, the Performance Multiplier for such Performance Period shall be 0.0, in which case the Award will be forfeited.

51272	1	2012 Performance Unit Award Agreement (Relative TSR)

Annex A—Performance Goal

The Performance Goal used to determine the extent of conversion of the Units in the attached Agreement into Shares will be the Compound Annual Growth Rate (“CAGR”) of the value of the Shares during the Performance Period. The Performance Multiplier will be based on the CAGR achieved.

CAGR for the Shares shall be calculated as follows

CAGR = [(FV/PV](1/n) - 1

, where

“FV” is the future value of the Shares, measured as the volume-weighted average price on the last twenty NYSE trading days of the Performance Period adjusted, if applicable, for share splits or share dividends, and increased by the amount of any cash dividends, in each case with an ex-dividend date during the Performance Period;

“PV” is the present value of the Shares, measured as the volume-weighted average price over the last twenty NYSE trading days of 2011; and

“n” is the number of years in the Performance Period (or for any partial years, number of days divided by 365, expressed to the third decimal place and rounded to the nearest one-thousandth):

The Performance Multiplier will be determined based on the CAGR over the Performance Period as follows:

CAGR	Performance Multiplier
<10%	0
10%	0.5
15%	1.0
>20%	2.0

Amounts between 10% and 15% or between 15% and 20% will be interpolated (for example, CAGR of 18% would yield a Performance Multiplier of 1.6).

51273	1	2012 Performance Unit Award Agreement (Absolute TSR)